Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 22, 2013

Contact:                                                Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX DECLARES QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, January 22, 2013 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the fourth quarter of 2012:

•                  The quarterly distribution on the Partnership’s common units will be $0.33 per unit. The distribution is payable February 14 to unitholders of record February 1.

•                  The quarterly dividend on the Corporation’s common stock will be $0.12 per share. The dividend is payable February 14 to shareholders of record February 1.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 processing plants and four fractionators. The Partnership also operates barge terminals, rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet.

Crosstex Energy, Inc. owns combined general and limited partner interests of approximately 19 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to results of operations and future growth and dividend and distribution guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Qualified Notice to Nominees:

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 96 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

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